                                                               EXHIBIT NUMBER 11



                  AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
            FOR THE THREE AND NINE  MONTHS ENDED SEPTEMBER 30, 1997
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                                     Three months ended          Nine months ended
                                                                                     September 30, 1997         September 30, 1997
                                                                                  ------------------------  ------------------------


Net income......................................................                         $60,795                     $164,146
                                                                                         -------                     --------
Fully diluted shares:
   Average number of common shares outstanding..................                          70,108                       69,984
   Assumed exercise of dilutive stock options (1)...............                           2,019                        2,019
                                                                                         -------                     --------
                                                                                          72,127                       72,003
                                                                                         =======                     ========
Earnings per share assuming full dilution (2)...................                         $  0.84                     $   2.28
                                                                                         =======                     ========




(1) As of September 30, 1997, approximately 4,319,000 stock options, restricted shares and restricted stock units had been granted and were outstanding. Based upon various exercise prices, the total consideration for the options and restricted stock units will be approximately $93.8 million. The dilution would be the equivalent of approximately 2,019,000 shares, using the treasury stock method, based upon an average value of $40.764 per share.

(2) In accordance with Accounting Principles Board Opinion No. 15, any reduction of less than 3% need not be considered as dilution. Accordingly, the consolidated statements of operations on page 4 of this report reflect net income per common share of $0.87 and $2.35 for the three and nine months ended September 30, 1997.